Exhibit 99.1

Ur-Energy Releases 2022 Year End Results

Littleton, Colorado (ACCESSWIRE – March 6, 2023) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Annual Report on Form 10-K, Consolidated Financial Statements, and Management’s Discussion & Analysis, all for the year ended December 31, 2022, with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com. These filings also may be accessed on the Company’s website at www.ur-energy.com. Shareholders of the Company may receive a hard copy of the consolidated financial statements, free of charge, upon request to the Company.

Ur-Energy CEO, John Cash said: “The year 2022 saw uranium pricing volatility and an overall upward trend that we expect to continue in 2023 as the world transitions to carbon free sources of electricity. Uranium demand growth continues to outpace supply with few new mines of significant scale slated to come online in the next few years. Additional pricing pressure is being brought to bear by continued spot purchases by several physical uranium trusts and market instability caused by Russia’s invasion of Ukraine.

“We have carefully positioned ourselves to benefit from the imbalance in supply and demand by being well financed and entering long-term sales contracts that supported our decision to ramp up production at Lost Creek. The profitable sales contracts we signed in 2022 lock in reliable revenue for the next six years while using only 27% of our licensed mine capacity from Lost Creek and Shirley Basin. As we enter 2023, our primary focus is on safely ramping up production at Lost Creek to levels sufficient to fill contracts.

“Although production costs at Lost Creek historically have been low, we will continue to aggressively search for ways to further reduce costs and our environmental footprint through R&D projects including the well casing and water treatment projects announced in late 2022. The cost of these R&D projects has been minimal, but the results, if positive, could provide significant cost and competitive advantages to Ur-Energy. Our experienced staff give us a distinct advantage in this area that we will continue to capitalize on. We will also be looking for opportunities to grow the Company through the acquisition of in situ uranium projects that can be brought into profitable production in the foreseeable future. We will continue our disciplined approach of only acquiring quality projects that are accretive to our production story.

“2023 will be an exciting year for us as we move back into production and look to lower our cost profile further by implementing new leading, low-cost technologies.”

Financial Results

As of December 31, 2022, we had cash resources consisting of cash and cash equivalents of $33.0 million. No sales of U3O8 were necessary in 2022. The Company had a net loss of $17.1 million or $0.08 per common share.

Lost Creek Operations

Due to persistent low uranium prices, we continued to limit our production operations during 2022, capturing 325 pounds of U3O8 at our Lost Creek plant. The reduced operations have allowed us to sustain operating cost reductions at Lost Creek, while conducting preventative maintenance and optimizing processes in preparation for ramp up to full production rates. We made no sales of U3O8 in 2022.

Our construction and development programs in the second mine unit (MU2) continued throughout 2022. Development of the fourth header house in MU2 (HH 2‑4) progressed substantially with all wells installed. Surface construction is ongoing. Additionally, we are installing wells related to the fifth header house (HH 2‑5) and have ordered all necessary equipment to construct and equip the header house. Long-lead items for the sixth and seventh header houses in MU2 have been ordered. We completed the planned delineation drill program to assist with wellfield design of HHs 2-5 through 2-9. Together with our optimization of plant processes, these wellfield programs have significantly facilitated our 2023 return to production.

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The Wyoming winter of 2022-2023 has been particularly harsh, impeding certain of our planned construction activities at Lost Creek. Notwithstanding, because we implemented an advanced development program in late 2021 to enhance our ability to quickly return to production when our ramp-up decision occurred, we remain on track for return to timely production levels of approximately 600,000 pounds U3O8 annually.

Sales Agreements and Ramp-up Decision

During 2022 Q3, we completed a multi-year sales agreement with a leading U.S. nuclear utility to supply uranium produced from projects owned and operated by the Company’s U.S. subsidiaries, including Lost Creek. This initial agreement calls for the annual delivery of a base amount of 200,000 pounds of uranium concentrates over a six-year period beginning in the second half of 2023. Sale prices are anticipated to be profitable on a Company-wide, all-in cost basis and are escalated annually from the initial pricing in 2023. Subsequently, in Q4, we announced the amendment of this agreement to increase the annual delivery, starting in 2024, by 100,000 pounds U3O8 at the same pricing levels. The sales agreement permits the purchaser the customary election to flex the delivery quantity up or down by as much as ten percent.

We completed an additional sales agreement in 2022 Q4 which calls for annual deliveries of 300,000 pounds U3O8 over a five-year period, beginning in 2024, together with the possibility of additional deliveries of up to 300,000 pounds U3O8 in 2029. Sale prices under this agreement are also anticipated to be profitable on a Company-wide, all-in cost basis and are escalated annually from initial pricing in 2024.

In December 2022, we were awarded a contract to sell to the DOE NNSA uranium reserve 100,000 pounds of domestically produced U3O8 at a sales price of $64.47 per pound. That delivery was made in January 2023 and sales proceeds of $6.4 million were received shortly thereafter. Including the DOE NNSA sale, we anticipate selling 280,000 pounds at an average price of $61.89 for revenues of $17.3 million in 2023.

As described, the multi-year sales agreements call for deliveries beginning in 2023 and continuing through 2028, with the possible additional delivery in 2029. Together, the 280,000 pounds to be sold in 2023 and the base amount of 600,000 pounds to be sold annually from 2024 – 2028, will provide total anticipated revenues to the Company of approximately $205 million.

In December 2022, we announced our decision to immediately ramp up production at Lost Creek to levels sufficient to deliver into sales commitments totalling 600,000 pounds U3O8 annually beginning in 2024. During 2022, hiring of staff and engagement of contractors steadily progressed for our development activities and, subsequent to our ramp-up decision, recruitment and hiring for operations staff is ongoing.

Research and Development

Throughout 2022, we continued to pursue several research and development (“R&D”) projects with an objective to introduce new methods of cost-effective technology. Our R&D projects are at varying stages of development and include a new material for injection wells and related well installation process, for which we recently converted our provisional patent application with the U.S. Patent Office to a non-provisional patent application. Following receipt of WDEQ authorization to proceed with field testing the materials and engineering, Phase One field testing was successfully completed in 2022 Q3-Q4.

The proposed method utilizes lower-cost materials which are generally available, even during current supply chain challenges. Field tests demonstrated a reduction in drill rig time on injection wells of approximately 75% compared with conventional methods, which also reduces environmental impacts. It is anticipated that the cost savings from reduced drill rig time will be partially offset by the need for additional in-house labor. Based on testing to date, it is anticipated that as much as a 49% savings on well installation costs may be realized on injection wells. Phase Two testing will be initiated in 2023 Q2.

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We continue to advance work on engineering of an advanced water treatment system. Beyond water recycling gains already achieved with our industry-leading Class V circuit, the new system may allow an additional 90% reduction of disposed water. This project is in advanced-stage analyses and planning.

2022 Results

The U3O8 and cost per pound measures included in the following table do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

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U3O8 Production and Ending Inventory

	Unit	2020	2021	2022

U3O8 Production

Pounds captured	lb	10,789	251	325
Pounds drummed	lb	15,873	-	-
Pounds shipped	lb	-	15,873	-
Pounds purchased	lb	200,000	-	40,000

U3O8 Ending Inventory

Pounds
In-process inventory	lb	303	1,069	1,357
Plant inventory	lb	15,873	-	-
Conversion inventory - produced	lb	219,735	267,049	267,049
Conversion inventory - purchased	lb	48,750	16,741	56,741
	lb	284,661	284,859	325,147

Value
In-process inventory	$000	-	-	-
Plant inventory	$000	463	-	-
Conversion inventory - produced	$000	6,083	7,488	7,488
Conversion inventory - purchased	$000	1,268	435	2,415
	$000	7,814	7,923	9,903

Cost per Pound
In-process inventory	$/lb	-	-	-
Plant inventory	$/lb	29.17	-	-
Conversion inventory - produced	$/lb	27.68	28.04	28.04
Conversion inventory - purchased	$/lb	26.01	25.98	42.56
	$/lb	27.45	27.81	30.46

Produced conversion inventory detail:
Ad valorem and severance tax	$/lb	0.75	0.59	0.59
Cash cost	$/lb	17.50	18.60	18.60
Non-cash cost	$/lb	9.43	8.85	8.85
	$/lb	27.68	28.04	28.04

During 2022 and 2021, we continued to operate Lost Creek at reduced production rates in response to the depressed state of the uranium markets. As a result, production rates at Lost Creek remained low during the past two years and no pounds were drummed in 2022 or 2021.

Positive developments in the uranium markets continued to occur in 2022 and we were able to put in place new, multi-year, sales contracts. As previously announced, the Company made the decision to ramp up operations in 2023 and production rates are expected to increase throughout the year.

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Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

The following table summarizes the results of operations for the years ended December 31, 2022, and 2021:

	Year Ended December 31,
	2022	2021	Change

Sales	19	16	3
Cost of sales	(6,861)	(7,000)	139
Gross loss	(6,842)	(6,984)	142

Operating costs	(12,952)	(9,773)	(3,179)
Loss from operations	(19,794)	(16,757)	(3,037)

Net interest expense	(463)	(733)	270
Warrant mark to market gain (loss)	1,835	(5,998)	7,833
Foreign exchange gain (loss)	27	(355)	382
Other income	1,255	905	350
Net loss	(17,140)	(22,938)	5,798

Foreign currency translation adjustment	123	435	(312)
Comprehensive loss	(17,017)	(22,503)	5,486

Loss per common share:
Basic	(0.08)	(0.12)	0.04
Diluted	(0.08)	(0.12)	0.04

Sales

We had no U3O8 sales in 2022 or 2021. As previously announced, we put in place new, multi-year, sales contracts in 2022. We expect to realize revenues of $17.3 million from the sale of 280,000 pounds of uranium in 2023 through sales to the DOE and into the new term agreements. Deliveries in 2023 are expected to be made from existing conversion facility inventory.

2023 Guidance

Greater acceptance of nuclear energy’s role in clean energy policies, renewed investor interest, increasing concerns over the possibility of supply shortages and disruptions, and a multitude of other factors have all contributed to resurging demand for secure domestically produced uranium. Increasing demand in 2022 was evidenced by increased contracting activity and higher uranium pricing, with average spot and long-term prices increasing 13% and 22%, respectively. Uranium prices exceeded $50 per pound on multiple occasions during the year and again in January and February 2023.

Increasing demand for domestic uranium and higher pricing enabled us to obtain two new off-take sales contracts in 2022 with deliveries beginning in 2023. Armed with these new contracts and the prospects of obtaining additional sales commitments, we made the decision to ramp up production operations in 2023, taking advantage of the advanced preparations and development work already begun in our fully permitted MU2. Work continues today, although unusually harsh winter conditions have hindered our efforts.  Nonetheless, new production of uranium is expected to commence in late Q1 or early Q2 of this year. Deliveries in 2023 are anticipated to be made from our existing conversion facility inventory. New production will be delivered to the conversion facility in quantities sufficient to meet 2024 delivery requirement as they occur.

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In 2021 Q4, we commenced a drilling and construction program to further heighten our readiness to return to production operations at Lost Creek. The program was supplemented by purchases of mid- and long-lead items for additional development in MU2. Currently, the construction of the next header house (HH2-4) is nearly complete. Ordering of materials for HH2-5 is complete and long-lead items for HH2-6 and HH2-7 have been ordered.  Staffing at Lost Creek has been increased to levels sufficient to commence operations when production resumes.

Our current and planned development initiatives include further development work in the first two mine units, followed by the ten additional mining areas as defined in the Lost Creek Initial Assessment. The Lost Creek facility now has the constructed and licensed capacity to process up to 2.2 million pounds of U3O8 per year and sufficient mineral resources to feed the processing plant for many years to come.

Construction of a shop and lab building continues at our operations headquarters in Casper, Wyoming. The building is adjacent to our recently acquired office building.  The shop and lab will be used to consolidate our header house construction and lab analysis activities in support of the Lost Creek operation, and to support the development and future operation of the Shirley Basin Project.  With all major permits and authorizations for our Shirley Basin Project now in hand, we stand ready to construct the mine when market conditions support the placement of new off-take sales contracts for the project.

Our cash position as of March 1, 2023, was $79.0 million. As noted above, we have sufficient conversion facility inventory on hand to meet 2023 deliveries and anticipate selling 280,000 pounds at an average price of $61.89 for proceeds of $17.3 million this year.

We will continue to closely monitor the uranium market, the impact and possible expansion of the uranium reserve program, and other developments in the markets or from Congress, which may positively affect the uranium production industry and provide the opportunity to put in place additional off-take contracts at pricing sufficient to justify expanded production. As always, we will focus on maintaining safe and compliant operations while continuing to enhance and leverage our production operations.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.7 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy now has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

866-981-4588, ext. 303

John.Cash@Ur-Energy.com

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Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain operations at Lost Creek in a safe and compliant fashion; the ability to readily and cost-effectively ramp-up production operations, in the face of labor shortages, delays caused by weather and related road conditions, inflationary costs and supply chain issues without affecting our production plan; the timing to determine additional development and construction priorities at Lost Creek and Shirley Basin; the ability and timing to complete additional favorable uranium sales agreements including spot sales when warranted; current and near-term market conditions in the uranium market including supply and demand projections and whether upward trends in pricing continue as anticipated; the viability of our ongoing research and development efforts, including the timing and cost to implement and operate one or more of them; the impacts of the war in Ukraine and other geopolitical forces on the global economy and more specifically on the nuclear fuel industry including U.S. uranium producers) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.

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